Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TAYLOR CAPITAL GROUP, INC.

Taylor Capital Group, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY AS FOLLOWS:

1. Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) is hereby amended as follows:

(a) The definition of “Mandatory Conversion Event” set forth in Article FOURTH, Section C, Paragraph 3 of the Charter is hereby amended and restated to read in its entirety as follows:

“Mandatory Conversion Event” means the earlier to occur of the following dates:

(i) the Fifth Anniversary Date;

(ii) the first date after a Dividend Conversion Date has occurred on which the outstanding shares of Series A Preferred present less than 10% of the Total Voting Power of Company; and

(iii) the date upon which less than 1,200,000 shares of Series A Preferred are issued and outstanding (subject to anti-dilution adjustment for stock splits, stock dividends and the like with respect to the Series A Preferred.

(b) The remainder of Article FOURTH of the Charter remains unchanged.

2. ARTICLE FIFTH of the Charter is hereby amended as follows:

(a) The first paragraph of Article FIFTH, Section A of the Charter is hereby amended and restated to read in its entirety as follows:

Until the earlier of June 30, 2015 and a Sale Transaction:

(b) The remainder of Article FIFTH, Section A of the Charter remains unchanged.

(c) Article FIFTH, Section B, Paragraph 1 of the Charter is hereby amended and restated to read in its entirety as follows:

B. 1. From and after the date that is the earlier of June 30, 2015 and a Sale Transaction, the business and affairs of the corporation shall be managed by, or under the direction of, the Board of Directors and no actions of the Board of Directors shall require the separate approval of the Executive Committee pursuant to Article FIFTH, Paragraph A.3 and A.4 of this Third Amended and Restated Certificate of Incorporation.

(d) The remainder of Article FIFTH, Section B of the Charter remains unchanged.

3. The aforementioned amendments were duly adopted by the Board of Directors and the Executive Committee in accordance with the provisions of Section 141 of the Act, and by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Act.

Remainder of page intentionally blank.

Signature page follows.

IN WITNESS WHEREOF, Taylor Capital Group, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on and as of this 13th day of May, 2010.

TAYLOR CAPITAL GROUP, INC.

By:
Name:	Steven H. Shapiro
Title:	Corporate Secretary